                                     EX-21.1
                                  Subsidiaries

                                          Jurisdiction of            Percentage
                                          INCORPORATION                OWNED
                                          -------------                -----

Datatec Industries, Inc.                    New Jersey                  100%

HH Communications of Illinois, Inc.          Illinois                   100%

Signatel, Ltd.                                Canada                    100%

eDeploy.com, Inc.                            Delaware                   100%